Exhibit 99.1

Sino Agro Food, Inc. Reports Q2 2018 Results

Revenue of USD 34.0M; EPS of USD 0.02

August 14, 2018

GUANGZHOU, China— Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), a specialized investment company focused on protein food including seafood and cattle announces results for the quarter ending June 30, 2018.

Financials

Revenue from the sale of goods decreased USD 14.8M, or 31%, to USD 32.9M for the quarter ended June 30, 2018 when compared on a year over year basis (“YoY”). When compared to Q1 2018 (“QoQ”), revenue from the sale of goods during Q2 2018 increased USD 1.5M or 5%. Revenue from project development was USD 1.1M, compared to no revenue during Q2 2017.

First quarter gross profits totaled USD 5.4M for Q2 compared to USD 6.5M during Q2 2017 and USD 6.1M during Q1 2018.

Fully diluted earnings per share were USD .02 in the second quarter, the same as Q2 2017 (YoY) and versus USD .17 QoQ.

Overview

As stated last quarter, results reflect a reprioritization of businesses according to bottom line performance and guided by stricter cost control and capital expense rationale for each. From a revenue and gross profit perspective, results were in line with Q1.

Continuing in the first half of 2018:

•	Businesses with negative gross margins had been either discontinued or markedly curtailed.

•	Capital expenditure for all businesses was reduced, most notably at SIAF’s equity investee Tri-way, which restricts project development to a percentage of cash flow and as justified by individual projects, until outside cash resources become available to continue development of aquafarms 4 and 5.

•	G&A expenses were trimmed USD 1.7M, or 29% from USD 5.8M in Q2 2017 to USD 4.1M in Q2 2018.

These efforts have resulted in each standalone business stabilizing or improving. Integrated Cattle (SJAP) is self-sustaining, showing a small net operating profit in Q2. Seafood and Meat Trading has had consistent revenue with consistent gross margins over many quarters. The Organic Fertilizer (HSA) and the Plantation (JHST) segments are both exhibiting a growth trend expected to accelerate as past capital investments are beginning to generate returns and/or strategic partnerships are adding revenue without new capital investment.

As in the first quarter, because the benefits of business reprioritization had not yet overcome obligations incurred before the reprioritization, shares were issued to cover some current and non-current other payables that typically would have been covered through normal cash-flow levels in the past.

The Company has adopted austerity measures to reduce its dependence on equity funding by approaching it as the exception. The Company expects the benefits of its reprioritization to materialize progressively in the coming quarters and continue to drive improved results.

Other Key Points

•	SIAF’s income from its full 36.6% equity investment in Tri-way (“TW”) increased from USD 1.3M in Q2 2017 to USD 1.6M in Q2 2018.

•	Capital expenditure is being restricted to shorter-term, positive profile returns for Tri-Way’s aquafarms. In part, Tri-way’s positive cash flow is being used to fund projects to stimulate growing production.

•	As of June 30 2018, the Company had net working capital of USD 170.6M, a decrease of USD 2.3M YoY.

•	Stockholders’ equity increased YoY by USD 13.6M to USD 625.9M.

•	The Company reiterates its dividend policy announced last quarter; that is:

o	For 2018: USD 0.05/share to be declared and payable during Q4 2018, ex-dividend and payment dates to be determined and publicized as soon as arrangements are finalized

o	For 2019: $0.05/share will be declared and paid semiannually, ex-dividend and payment dates to be determined, for a total cash dividend distribution of $0.10 / share for the year. In addition, five percent (5%) of the amount exceeding the Company’s annual net income of $20 million in FY2019 to be declared and paid as an additional cash dividend during the subsequent fiscal year (i.e. sometime during FY 2020)

Annual Comparison

(USD M, except per share and margin data)	Q2 ’18	Q2 ’17%
Revenue	34.0	47.7	(29)%
Gross Profit	5.4	6.5	(17)%
Gross Profit Margin	16.0%	13.6%	18%
Earnings Per Diluted Share (FD) (USD) – from continuing and discontinued operations	.02	.02	0%

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Sequential Comparison

The Company achieved the following results, comparing the second quarter of 2018 to the first quarter:

(USD M, except per share and margin data)	Q2 ’18	Q2 ’17%
Revenue	34.0	33.7	(1)%
Gross Profit	5.4	6.1	(11)%
Gross Profit Margin	16.0%	18.1%	(11)%
Earnings Per Diluted Share (FD) (USD) – from continuing and discontinued operations	.02	.17	(88)%

The following table breaks out revenue by business segment, comparing the second quarter of 2018 to the first quarter:

Revenue (USD M)	Q2 ’18	Q2 ’17%
Integrated Cattle Farm (SJAP)	5.1	6.6	(23)%
Organic Fertilizer (HSA)	2.5	2.4	4%
Cattle Farms (MEIJI)	6.1	5.0	22%
Plantation (JHST)	1.0	1.0	0%
Seafood & Meat Trading	18.2	16.4	11%

Sale of Goods Total	32.9	31.4	5%

Project Development Total	1.1	2.5	(56)%
Group total	34.0	33.7	1%

Integrated Cattle (SJAP)

The Integrated Cattle Farm business segment (SJAP) discontinued its value-added processing subsidiary (QZH) December 30, 2017. Factoring out QZH, SJAP revenue decreased by USD 2.2 M, or 30% from USD 7.3 in Q2 2017 to USD 5.1M in Q2 2018. Gross profits decreased USD 0.7M, or 29% from USD 2.3M in Q2 2017 to USD 1.6M in Q2 2018.

While revenue from the sale of live cattle decreased 41% YoY to USD 1.5M, gross profit increased 122% to USD .26M.

The live cattle market remained depressed, which negatively impacted sales of livestock feed. SJAP increased fertilizer sales by incentivizing district farmers to plant new crops, overcoming the loss of traditional sales to local cooperative cattle raisers.

Overall, despite continued depressed market conditions, and reflecting stricter cost controls, SJAP demonstrated financial self-sufficiency, recording a net operating profit of USD 0.5M in its standalone financial report.

The environment for SJAP has stabilized in the near term, while management continues working with local government officials to develop a revitalization plan, including a longer term plan for a large regional cattle and meat trading center.

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Organic Fertilizer (HSA)

Revenue at HSA increased by USD 1.5M, or 160% from USD 0.96 M in Q2 2017 to USD 2.5M in Q2 2018. Gross profits increased by USD .7M or 343% from USD .19M in Q2 2017 to USD 0.85M in Q2 2018.

HSA’s production had been capacity constrained due to the retrofitting of a production plant. The second production plant started operation, producing 3,690 tons of mixed organic fertilizer and sales of USD1.6M in Q2 2018 versus zero in the comparable 2017 period. Mixed organic fertilizer accounted for 81% of HSA’s gross profit.

The Company expects continued quarterly production increases in the short term, with full operation of two production plants.

Cattle operations at HSA have been delayed due to the Company’s restriction on capital expenditures, as well as limited progress made by the local government with its industrial development plan. HSA owns 250 MU (approximately 42 acres) of industrial zoned land, the sale value of which is constrained until the industrial development plan is finalized. In the interim, HSA is negotiating leasing some of these assets to third parties, in an effort to generate non-operational income. Closing of some lease(s) is expected during the third quarter.

Cattle Farms (MEIJI)

Revenue for Q2 2018 totaled USD 6.1M, a YoY decrease of USD 1.3M, but a QoQ increase of USD 1.1M. Gross profit in Q2 2018 was USD .6M, slightly more than during Q1.

The MEIJI farms are growing and fattening Asian Yellow Cattle (“AYC”). The domestic prices of AYC have not being affected by imports; however, their growth rate is slower due to smaller stature, which in turn reduces volume and therefore sales.

Plantation (JHST)

Revenue at JHST increased by USD 0.3M, or 25% from USD .76M in Q2, 2017 to USD 1.04M in Q2 2018, roughly equal to Q1 2018. Gross profits totaled USD 0.18M, 47% YoY and a 23% QoQ.

JHST is experimenting with a variety of crops that may prove less susceptible to the vagaries of weather in Guangdong province, as well as new processes aimed to mitigate the same issues.

In late July, JHST started planting 15 acres for Immortal Vegetables to be processed and repackaged into 75 metric tons of herbal health tea product (“HHTP”), and expects to complete the 15 acres within Q3. If successful, JHST targets sales of up to USD 7.2M and gross profits up to USD 5M in its first full year of operation.

In late March JHST signed contracts to grow 1) 50 acres of plants (Pogestemon Patchouli or “PP”) used to process into a natural aromatic oil that has a good and stable market, and 2) 200 acres of Passion Fruit for a juice manufacturer. JHSY expect to harvest 15 acres of passion fruit in late August, and planted another 20 acres in June and July. Initial planting of PP awaits the results of soil testing.

In the meantime, JHST has signed a joint venture agreement with another third party, who will develop 500 MU (about 83 acres) for the planting and harvesting various fruit trees, and the distribution and sale of fruits to its market outlets. During Q2, 200 MU were planted. JHST supplies the land, infrastructure and equipment in return for up to 25% of the profits.

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Seafood and Meat Trading (Corporate)

Revenue from Seafood and Meat trading increased by USD 0.1M, or 1% from USD 18.07M in Q2 2017 to USD 18.19M in Q2 2018. Gross profits also increased by USD 0.01M or 1% from USD 2.01M in Q2 2017 to USD 2.02M in Q2 2018.

A revenue decrease in imported meat of USD 1.92M (18%) was more than offset by a revenue increase in seafood trading of USD 2.04M (27%).

Engineering Technology, Consulting and Services — Project Development (CA)

Revenue from project development totaled USD 1.06M, and generated gross profit of USD .18M. No revenue was booked in Q2 of 2017.

Profit from this segment is not expected to approach previous levels until cash flow and/or debt financing becomes available to carry out Tri-way’s fishery development.

CEO Commentary

Solomon Lee, Chief Executive Officer of Sino Agro Food, commented, “We were pleased that, despite our strategy to restrict capital expenditures, we reported a leveling out or slight increase in revenues on a sequential basis at the Organic Fertilizer business segment, (HSA), Cattle Farms (MEIJI), Plantation (JHST) and Seafood & Meat Trading. SJAP continued to face near-term headwinds due to external factors that have impacted our strategic plans, but still demonstrated sustainability.

“Over the past several months we have reorganized SJAP, the Integrated Cattle Farm, to better withstand the price volatility that we have witnessed in the cattle and livestock market. As expected, sustained pricing pressure from foreign imports continued to affect sales of both live cattle and livestock feed in the second quarter; however, we were pleased to report a net operating profit at SJAP. The beef market in China undeniably presents a major opportunity, and, fueled by a steadily growing middle-class and rising incomes, beef and lamb consumption continues to grow steadily. We are confident that, supported by both our organizational structure and our work with government officials, we can restructure the business model to overcome the challenges brought about by the loosening of restrictions on beef imports. We expect that, over the medium to long-term, SJAP will be a major revenue driver for the Company.

“In the meantime, we have made solid progress positioning our other segments for growth. In particular, we are pleased to have started planting 15 acres for Immortal Vegetables at JHST to advance our entry into the herbal tea market, which, if successful, should prove to be a lucrative source of revenue growth for the Company. To further diversify our product mix, we are also producing aromatic oils and passion fruit juice through this segment. Again, we are encouraged by these initiatives and believe our willingness to adapt to changing market conditions and implement growth strategies will drive our growth going forward. Moreover, at HSA our organic fertilizer segment, we are ramping production following the completion of the retrofitting of the production plant. This has led to steadily increasing revenues throughout the first half of 2018 and we expect this ramp to continue to contribute to sales growth throughout the remainder of the year.

“Furthermore, the seafood and meat trading business continued to demonstrate positively trending results on both a year-over-year and sequential basis. This segment is well positioned to leverage trends in the market as a result of our transition toward higher quality, and higher margin, products. China is short of seafood supply with demand increasing each year, as is reflected in our results.”

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Mr. Lee concluded, “While our top-line performance is not as strong as it has been in the past, several of our segments performed well and we have identified the factors restricting growth at SJAP and Capital Award. Tri-way, our investee aquaculture operation, continues to hold promise as a future growth driver, while management remains committed to securing additional financing.

“The Company underwent a major overhaul in 2017, shedding some businesses which had become unprofitable, rationalizing others, and introducing more stringent capital standards throughout. The first half of 2018 represents a transition to a smaller Sino Agro Food, but one with better-defined opportunities. We were left with some obligations befitting our former, larger size. We are working through these, and are confident enough about overall prospects to have announced a USD 0.05 per share dividend projected to be paid in the fourth quarter once all the regulatory requirements are met.”

Q2 2018 Interim Report

For detailed segment operational performance and developments, please take the time to read our latest 10-Q filing, or refer to the Q1 2018 Interim Report posted to the Company website at http://sinoagrofood.investorroom.com/download/Sino-Agro-Food_Q2-2018-Interim-Report.pdf.

Earnings Call Information

The Company will host an earnings call on Tuesday, September 4, 2018 at 10:00 AM EST/4:00 PM CET to discuss quarterly financial results.

Please submit questions by email to info@sinoagrofood.com. These will be organized and answered on the call.

To listen to the conference call please use the following information:

SIAF Q2 2018 Results Call Information

Date: September 4, 2018	Time: 10:00 AM, EDT/16:00 PM CET

Participant Dialing Instructions:

SE: +46 8 5059 63 06	UK: +44 203 139 48 30
NO: +47 23 50 05 59	CN: +86 400 681 54 21
US: + 1 (866) 928-7517

Conference PIN code: 72117342#

The earnings call will also be available over the web.

To access, click the following link: Sino Agro Q2 2018 Earnings Call

Sino Agro Food, Inc. Q2 2018 Results Press Release	Page 6

About Sino Agro Food, Inc.

SIAF is a specialized investment company focused on protein food. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 343 million in 2016. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Todd Fromer / Elizabeth Barker

+1 (212) 896-1215 / +1 (212) 896-1203

SIAF@kcsa.com

Nordic Countries

+46 (0) 760 495 885

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